Exhibit 99.1

World Fuel Services Corporation Names Sharda Cherwoo to the Board of Directors

MIAMI--(BUSINESS WIRE)--February 5, 2020--World Fuel Services Corporation (NYSE: INT) today announced the appointment of Sharda Cherwoo to the Board of Directors of the company.

“We are extremely pleased to welcome Sharda to our board,” said Michael J. Kasbar, chairman and chief executive officer. “We believe her experience in advising companies on digital transformation initiatives and automation strategies will be invaluable in helping us further advance our initiatives to enhance our value proposition and drive greater scalability and operating leverage.”

Ms. Cherwoo retired as a Senior Partner from Ernst & Young LLP (“EY”) in January 2020, after more than 37 years of service, including 28 years as a Client Service Partner with specialized industry focus in private equity, financial services, health care and emerging and disruptive technology companies. Since October 2015, Ms. Cherwoo launched and spearheaded EY’s Intelligent Automation program, with a focus on strategic direction, governance and risk management. As part of that role, she also directed EY’s investments in robotic process automation (“RPA”) and digital transformation initiatives. She also advised a number of Fortune 500 companies on their intelligent automation strategies, including operating models, digital and talent transformation planning, artificial intelligence and blockchain initiatives. Ms. Cherwoo concurrently served as a Senior Advisory Partner in EY’s Private Equity practice group since 2009 and as a Global Client Service Partner and Global Tax Account Leader since 1991. In those roles, she was responsible for serving select EY clients, advising on digital transformation, RPA initiatives, complex tax accounting and global tax planning, as well as mergers, acquisitions and divestitures and their impact on business and global tax strategies. From 2001 to 2004, Ms. Cherwoo served as the founding Chief Executive Officer of EY’s Global Shared Services operations in Bangalore, India, which was EY’s first global offshoring center for client-facing operations. Prior to that, Ms. Cherwoo held various senior leadership roles and other positions since joining EY in the US in 1982 in the audit practice.

In addition to her strategic, operational and leadership roles, Ms. Cherwoo has been committed to mentoring and bringing innovative ideas to diversity and inclusiveness efforts. In 2018, she was awarded the American Business Association’s Silver Stevie® award for Most Innovative Woman of the Year in Business Services; in 2017, she received the Gold Stevie® Award for Innovation of the Year for her work in RPA and the 2017 Gold Best in Biz award for Innovator of the Year.

Ms. Cherwoo will serve as a member of the Technology and Operations and Governance committees.

About World Fuel Services Corporation

Headquartered in Miami, Florida, World Fuel Services is a global energy management company involved in providing energy procurement advisory services, supply fulfillment and transaction and payment management solutions to commercial and industrial customers, principally in the aviation, marine and land transportation industries. World Fuel Services sells fuel and delivers services to its clients at more than 8,000 locations in more than 200 countries and territories worldwide.

For more information, call 305-428-8000 or visit www.wfscorp.com.

Contacts

Ira M. Birns, Executive Vice President & Chief Financial Officer
Glenn Klevitz, Vice President, Treasurer & Investor Relations
(305) 428-8000